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                                                         [J P Morgan Letterhead]

                                                                   EXHIBIT 10___



August 3, 1993

The Board of Directors
UNR Industries, Inc.
332 South Michigan Avenue
Chicago, Illinois 60604

Attention:  Mr. Darius W. Gaskins, Jr.
            Chairman, Special Committee

Members of the Board:

This letter confirms our understanding (the "Agreement") that UNR Industries, Inc. (together with its subsidiaries and affiliates, the "Company") has engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to act as exclusive financial advisor to the Special Committee of the Board of Directors of the Company for a period of 12 months commencing upon the Company's acceptance of this Agreement with respect to any sale, merger, consolidation, or any other business combination, in one of a series of transactions, involving all or substantially all of the stock, assets, or business of the Company, any repurchase by the Company of a significant amount of its securities, any recapitalization of the Company, or any spin-off, split-off, or other extraordinary dividend of cash, securities, or other assets to stockholders of the Company (each, a "Transaction").

As discussed, we propose to undertake certain services on your behalf, including to the extent requested by you: (i) developing an estimate of the likely range of values of the Company and its principal component businesses, (ii) analyzing the options for realizing such values, (iii) assisting you in preparing an offering memorandum describing the Company, its operations, historical performance, and future prospects, (iv) identifying and contacting selected qualified acquirors acceptable to you, (v) arranging for potential acquirors to conduct business investigations, (vi) negotiating the financial aspects of any proposed Transaction under your guidance, and (vii) delivering an opinion to the Board of Directors


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of the Company, if requested, as to the fairness to the Company's stockholders from a financial point of view of this consideration to be received by the Company's stockholders in any proposed Transaction (an "Opinion").

As compensation for the services to be rendered hereunder by J.P. Morgan, the Company agrees to pay J.P. Morgan (i) an engagement fee (the "Engagement Fee") of $200,000, payable promptly upon execution of this Agreement, (ii) a success fee as described below (the "Success Fee"), and (iii) a no-go fee (the "No-Go Fee") of $300,000 payable 12 months from the Company's acceptance of this Agreement in the event that a bona fide written proposal (or proposals) for a Transaction (or Transactions), determined by the Board of Directors to be reasonably acceptable, is received from a third party (or parties) during the term of this Agreement, but the company decides to reject such proposal (or proposals) and no alternative Transactions are or become available to the Company during the term of this Agreement.

The Success Fee referred to in clause (ii) above shall be in an amount equal to 0.7% of the Transaction Value (as hereinafter defined) if there is a single Transaction or 0.8% of the Transaction Value if there are two or more Transactions, less any amount paid by the Company pursuant to clause (i) in the immediately preceding paragraph. Such fee shall be payable with respect to each Transaction in cash upon consummation of such Transaction.

For purposes of this Agreement, "Transaction Value" means the aggregate amount of consideration received by the Company and/or its stockholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in any Transaction, plus the amount of any debt securities or other liabilities assumed, redeemed, or remaining outstanding (other than debt securities issued since June 30, 1993 specifically for the payment of an extraordinary dividend) or equity securities redeemed or remaining outstanding in connection with any Transaction, plus, without duplication, the value of any securities, cash, or other assets distributed to stockholders of the Company.

For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition by another person of at least 80% of the outstanding common stock of, or voting power in, the Company calculated on a


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fully-diluted basis (b) a merger or consolidation of the Company with another person; (c) the acquisition by another person of assets of the Company representing at least 5% of the Company's book value; (d) acquisition by the Company of at least 20% of its outstanding equity securities; (e) consummation of any recapitalization; or (f) the receipt by stockholders of the Company of any cash, securities, or other assets to be distributed in any spin-off, split-off, or other extraordinary dividend.

If the consideration or other value received in any Transaction is paid in whole or in part in the form of securities, the value of such securities, for purposes of calculating the Success Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction; PROVIDED, HOWEVER, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation. If all or a portion of the consideration is related to or contingent upon the future earnings or operations of the Company, the portion of J.P. Morgan's compensation relating thereto shall be calculated and shall be paid at the time the Transaction is consummated based upon the estimated net present value thereof.

The Company agrees to provide J. P. Morgan all financial and other information requested by it for the purpose of its assignment hereunder. In performing its services hereunder (including, without limitation, in giving any Opinion), J.P. Morgan shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and of all information that has been furnished to it by the Company or otherwise reviewed by it, and J.P. Morgan shall have no obligation to verify the accuracy or completeness of any such information or to conduct any appraisal of assets. For the execution of its assignment, J.P. Morgan shall establish a team of qualified individuals from appropriate specialty areas within J.P. Morgan & Co. Incorporated, including Morgan Guaranty Trust Company of New York.

Any financial advice rendered by J.P. Morgan pursuant to this Agreement may not be disclosed publicly in any manner without J.P. Morgan's prior written approval and will be treated by J.P. Morgan as confidential. J.P. Morgan understands that its Opinion may be reproduced in full in any proxy or information statement mailed to


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stockholders of the Company and agrees to provide its written approval for such use.

In order to coordinate our efforts with respect to possible Transactions, during the period of our engagement hereunder neither the Company nor any representative thereof (other than J.P. Morgan) will initiate discussions regarding a Transaction except through J.P. Morgan. If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise J.P. Morgan of such inquiry in order that J.P. Morgan may evaluate the person making such inquiry and its interest and assist the Company in any resulting negotiations.

The Company agrees to reimburse J.P. Morgan promptly upon request from time to time for all out-of-pocket expenses (including, without limitation, travel, communication, and document production expenses, and the fees and disbursements of counsel) incurred by J.P. Morgan pursuant to its engagement hereunder, whether or not a Transaction is consummated. The Company also agrees to indemnify J.P. Morgan and certain other entities and persons as set forth on
Schedule I attached hereto.

This Agreement may be terminated by either the Company at any time or J.P. Morgan after six months upon giving written notice to the other party. No such termination will affect (i) J. P. Morgan's rights to receive fees accrued prior to such termination or to receive reimbursement of its out-of-pocket expenses as set forth above, or (ii) the rights of J.P. Morgan or any other Indemnified Person (as defined in Schedule I hereto) to receive indemnification and contribution. In addition, if at any time prior to the expiration of 18 months after any such termination by the Company or expiration of this Agreement a Transaction is consummated, J.P. Morgan will be entitled to payment in full of the Success Fee.

It is understood that if a transaction is completed in lieu of any Transaction for which J.P. Morgan is entitled to compensation pursuant to this Agreement, J.P. Morgan and the Company will negotiate in good faith appropriate compensation for J.P. Morgan in an amount to be mutually agreed upon, which will take into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar transactions.


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If the foregoing correctly set forth the agreement between the Company and J.P.
Morgan, please sign and return the enclosed copy of this Agreement, whereupon it shall become our binding agreement to be governed by New York law.

Very truly yours,

J.P. Morgan Securities, Inc.


By:  /s/ P. M. Wood
     ----------------------------------------
     Name:  Peter M. Wood
     Title: Managing Director



Accepted as of the
date first above written:

UNR Industries, Inc.


By:  /s/ Darius W. Gaskins, Jr.
     ----------------------------------------
     Name:   Darius W. Gaskins, Jr.
     Title:


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                                   SCHEDULE I

The company (the "Company") referred to in the attached agreement (the "Agreement") agrees to indemnify and hold harmless J.P. Morgan Securities Inc. ("J.P. Morgan") and its affiliates, and the respective directors, officers, agents and employees of J.P. Morgan and its affiliates and each other entity or person, if any, controlling J.P. Morgan or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended, (J.P. Morgan and each such entity or person being referred to as an "Indemnified Person") from and against any losses, claims, damages or liabilities (or actions in respect thereof) relating to or arising out of activities performed pursuant to the Agreement, the transactions contemplated thereby or J.P. Morgan's role in connection therewith, and will reimburse J.P. Morgan and any other Indemnified Person on a current basis for all expenses (including, without limitations, reasonable fees and disbursements of counsel) incurred by J.P. Morgan or any such other Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation to which J.P. Morgan (or any other Indemnified Person) is a party, in each case, as such expenses are incurred or paid. The Company will not, however, be responsible for any such losses, claims, damages, liabilities or expenses of any Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Agreement, any transactions contemplated thereby or J.P. Morgan's role in connection therewith, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct.

Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company with respect thereto. In addition, an Indemnified Person shall promptly notify the Company after any notice is commenced (by way of service with a summons or order legal process giving information as to the nature and basis of the claim) against such Indemnified Person. In any event, failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company will, if requested by an Indemnified Person, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to J.P. Morgan and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any implicated parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person. The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. If the Company assumes the defense of any litigation or proceeding, the Company will not settle such litigation or proceeding without J.P. Morgan's written consent, which shall not be unreasonably withheld.

The provisions contained in this Schedule I shall remain operative and in full force and effect regardless of the expiration of any termination of the Agreement.